UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 27, 2009

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 to Form 8-K amends the report on Form 8-K (the “Original Report”) filed by Xerium Technologies, Inc. (the “Company”) with the Securities and Exchange Commission on May 29, 2009 to provide additional information in Item 5.02(c) regarding certain finalized equity compensation arrangements between the Company and Mr. David G. Maffucci, who was appointed the Company’s Executive Vice President and Chief Financial Officer effective June 8, 2009. The information previously reported in the Original Report is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 27, 2009, the Board of Directors of the Company appointed David G. Maffucci to the position of Executive Vice President and Chief Financial Officer, effective June 8, 2009, upon the recommendation of Stephen R. Light, President, Chief Executive Officer and Chairman, at which time the Company and Mr. Maffucci agreed to a summary of principal terms of his employment. The Company expects to enter into an employment agreement with Mr. Maffucci in the near term and the Company intends to amend this Current Report on Form 8-K to provide information regarding the final terms of his agreement. Effective June 8, 2009, Company and Mr. Maffucci finalized the equity compensation arrangements described below.

On June 8, 2009, the Company granted Mr. Maffucci 112,500 time based restricted stock units under the Company’s 2005 Equity Incentive Plan (the “Plan”). The Company will issue one share of common stock for each fully vested time based restricted stock unit. With respect to 75,000 of the time-based restricted stock units, the awards will vest in nearly equal installments on the first, second, and third anniversaries of the date of grant. With respect to 37,500 of the time-based restricted stock units, 12,500 will vest on January 3, 2010 and the remaining 25,000 will vest on January 3, 2011. Mr. Maffucci’s time-based restricted stock unit awards will vest as long as he continues to be employed by the Company on the applicable vesting dates, and is subject to earlier vesting in certain circumstances. In particular, in the event Mr. Maffucci’s employment terminates as a result of a “Change of Control” (as defined in the applicable restricted stock units agreement), the entire unvested portion of the award will become vested on the date of termination. If Mr. Maffucci ceases to be employed by the Company prior to a vesting date as a result of resignation, dismissal or any other reason, then the unvested portion of the award will be forfeited automatically. In the event of termination of Mr. Maffucci’s employment by the Company other than for “Cause” or termination for “Good Reason” (each as defined in the applicable restricted stock units agreement), a pro rata percentage of the unvested portion of the award will become vested on the date of termination.

On June 8, 2009, the Company also granted Mr. Maffucci 37,500 performance based restricted stock units under the Plan. On each of January 3, 2010 and 2011, 12,500 and 25,000 of the performance based restricted stock units, respectively, will be earned if the Adjusted Fair Market Value (as defined in the restricted stock units agreement) of the Company’s common stock equals or exceeds the price target established by the Compensation Committee of the Company’s Board of Directors prior to the grant date. In the event that the price target is not satisfied on January 3, 2010, but the price target is satisfied on January 3, 2011, the previously unearned portion of the award will become earned. On January 3, 2011, any performance based restricted stock units that have not been earned will be forfeited. Generally, Mr. Maffucci must continue to be employed by the Company through January 3, 2011 in order for any of the earned performance based restricted stock units to vest completely. If, however, his employment terminates prior to January 3, 2011 due to his death, disability, retirement, termination by the Company without “Cause” or termination by him with “Good Reason” (each as defined in the restricted stock units agreement), then the earned restricted stock units will vest completely and the remainder will be forfeited.

The Company also issued 60,000 shares of the Company’s common stock to Mr. Maffucci on June 8, 2009 in connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

By:	/s/ Stephen R. Light
Name:	Stephen R. Light
Title:	President, Chief Executive Officer and Chairman

Date: June 12, 2009